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                                                                    Exhibit (j)


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in Post-Effective
Amendment No. 12 to the Registration Statement on Form N-1A (File No. 33-69724) of our report dated February 20, 2001 relating to the financial statements and financial highlights appearing in the December 31, 2000 Annual Report to the Shareholders of the MMA Praxis Intermediate Income Fund, MMA Praxis Core Stock Fund (formerly the MMA Praxis Growth Fund), and MMA Praxis International Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to our Firm under the captions "Financial Highlights" in the Prospectuses and "Financial Statements" in the Statements of Additional Information.


Columbus, Ohio
April 30, 2001